                                                                      Exhibit 99

FOR IMMEDIATE RELEASE                                October 2, 2003
                                                     Contact:  Rosemarie Faccone
                                                     732-577-9996

                            UNITED MOBILE HOMES, INC.
                         CHANGES STATE OF INCORPORATION

          Freehold,  NJ, October 2, 2003. United Mobile Homes,  Inc.  (AMEX:UMH)
announced  that it has  changed  its state of  incorporation  from New Jersey to
Maryland.  The reincorporation was approved by the Company's shareholders at the
Company's  annual meeting on August 14, 2003,  and was  effectuated on September
29, 2003.

          The reincorporation was accomplished by the merger of the Company with and into its  wholly-owned  subsidiary,  United Mobile  Homes,  Inc., a Maryland corporation, which was the surviving corporation in the merger.

          As a result of the merger,  each  outstanding  share of the  Company's common stock,  $.10 par value per share,  was converted into one share of common stock,  $.10 par value  per  share of United  Mobile  Homes,  Inc.,  a  Maryland corporation common stock.

          The  conversion of the New Jersey  Common Stock into  Maryland  Common
Stock occurred  without an exchange of certificates.  Accordingly,  certificates formerly  representing  shares of New  Jersey  Common  Stock  are now  deemed to represent the same number of shares of Maryland Common Stock,  and  stockholders do not need to take any action.

          United  Mobile  Homes,  Inc.,  a  Maryland  corporation,  has the same business, properties,  directors, management, status as a real estate investment trust  under the  Internal  Revenue  Code of 1986,  as  amended,  and  principal executive offices as United Mobile Homes, Inc., a New Jersey corporation.

          Shares of United  Mobile  Homes,  Inc.,  a Maryland  corporation,  are listed for trading on the  American  Stock  Exchange  and trade under the symbol
"UMH".

          United Mobile Homes,  Inc., a  publicly-owned  real estate  investment trust, owns and operates twenty-six manufactured home communities located in New
York, New Jersey,  Pennsylvania,  Ohio and Tennessee.  In addition,  the Company owns a portfolio of REIT securities.

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